State of Delaware
Secretary of State
Division of Corporations
Delivered 02:15 PM 01/11/2006
FILED 01:21 PM 01/11/2006
SRV 060028277 - 4092296 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: BYWATER RESOURCES INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is One Hundred Million (100,000,000) shares of common stock with $0.0001 par value and Fifty Million (50,000,000) shares of preferred stock with $0.0001 par value.

FIFTH: The name and address of the incorporator is as follows:

The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 11th day of January, 2006 A.D.

The Company Corporation, Incorporator

By: ______________________
Name: Keith R. Jones
Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:55 PM 09/11/2007
FILED 03:37 PM 09/11/2007
SRV 071005904 - 4092296 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BYWATER RESOURCES INC.

BYWATER RESOURCES INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Bywater Resources Inc.

2. The date of the filing of the Corporation's original Certificate of Incorporation with the Secretary of State was January 11, 2006.

3. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors with approval by the Corporation's stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law and the Board of Directors, with the stockholders' approval, has resolved that the Certificate of Incorporation of the Corporation be deleted and replaced in its entirety with this Amended and Restated Certificate of Incorporation.

4. The text of the Corporation's Amended and Restated Certificate of Incorporation is set forth in full on Exhibit A annexed hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on this 11th day of September, 2007.

BYWATER RESOURCES INC.

By: /s/ Rolf Harms
Name: Rolf Harms
Title: President

Exhibit A

FIRST: The name of this Corporation is Transdel Pharmaceuticals, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Fifty Five Million (55,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

2. Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"); and

B. Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

C. Reverse Stock Split. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's common stock, $0.001 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.4625 of a share of common stock, $0.001 par value per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New

Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.4625.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent

permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:05 PM 06/20/2011
FILED 07:05 PM 06/20/2011
SRV 110742423 - 4092296 FILE

CERTIFICATE OF OWNERSHIP AND MERGER OF TRANSDEL PHARMACEUTICALS HOLDINGS, INC., a Nevada corporation INTO TRANSDEL PHARMACEUTICALS, INC., a Delaware corporation

Pursuant to Title 8, Section 253 of the Delaware General Corporation Law ("DGCL"), the undersigned, Transdel Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The provisions of the DGCL and the Nevada Revised Statutes permit the merger of a subsidiary corporation organized and existing under the laws of Nevada into a parent corporation organized and existing under the laws of Delaware.

SECOND: The Corporation owns one hundred percent (100%) of the outstanding shares of Common Stock of Transdel Pharmaceuticals Holdings, Inc. ("Transdel Holdings"), a corporation incorporated under the laws of the State of Nevada and having no class of stock outstanding other than the Common Stock.

THIRD: Pursuant to Section 141(f) of the DGCL on June 16, 2011, the Corporation, by the following resolutions of its Board of Directors, duly adopted resolutions authorizing the merger of Transdel Holdings into the Corporation:

WHEREAS, the Corporation is the legal and beneficial owner of all of the outstanding shares of Common Stock of Transdel Pharmaceuticals Holdings, Inc. ("Transdel Holdings"); and

WHEREAS, the Common Stock is the only issued and outstanding class of stock of Transdel Holdings; and

WHEREAS, the Corporation desires to merge Transdel Holdings into the Corporation pursuant to provisions of Section 253 of the Delaware General Corporation Law (the "DGCL") and Chapter 92A of the Nevada Revised Statutes;

NOW, THEREFORE, IT IS

RESOLVED, that effective upon the filing of a Certificate of Ownership and Merger in substantially the form attached to these resolutions as Exhibit A (the "Certificate of Merger"), or such later date as may be specified in the Certificate of Merger (the "Effective Time") embodying these resolutions with the

Secretary of State of the State of Delaware and the filing of Articles of Merger with the Secretary of State of the State of Nevada in substantially the form attached to these resolutions as Exhibit B (the "Articles of Merger"), the Corporation will merge Transdel Holdings with and into the Corporation, which will assume all of the obligations of the Transdel Holdings; and be it

FURTHER RESOLVED, that the terms and conditions of the Merger will be as follows:

1. Merger.

1.1. Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Nevada Revised Statutes, Transdel Holdings will be merged with and into the Corporation (the "Merger"), the separate existence of Transdel Holdings will cease and the Corporation will survive the Merger and will continue to be governed by the laws of the State of Delaware. The Corporation will be, and is sometimes referred to as, the "Surviving Corporation."

1.2. Filing And Effectiveness. The Merger will be effective upon the filing of the Certificate of Merger (the "Effective Date").

1.3. Effect of the Merger. Upon the Effective Date, the separate existence of Transdel Holdings will cease and the Corporation, as the Surviving Corporation, (i) will continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) will be subject to all actions previously taken by its and Transdel Holdings' Board of Directors, (iii) will succeed, without other transfer, to all of the assets, rights, powers and property of Transdel Holdings in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) will continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date of the Merger, and (v) will succeed, without other transfer, to all of the debts, liabilities and obligations of Transdel Holdings in the same manner as if Transdel had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the Nevada Revised Statutes.

2. Charter Documents, Directors And Officers.

2.1. Certificate of Incorporation. The Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Date will continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation.

2.2. Bylaws. The Bylaws of the Corporation as in effect immediately prior to the Effective Date will continue in full force and effect as the Bylaws of the Surviving Corporation.

2.3. Directors And Officers. The directors and officers of the Corporation immediately prior to the Effective Date will be the directors and officers of the Surviving Corporation.

3. Manner of Conversion of Stock.

3.1. Transdel Holdings Stock. Upon the Effective Date, each issued and outstanding share of Transdel Holdings stock will be canceled by virtue of the Merger and without any further action by the Corporation or Transdel Holdings, the holder of such shares, or any other person.

3.2. The Corporation's Stock. Each issued and outstanding share of the Corporation's stock will be unchanged by virtue of the Merger.

FURTHER RESOLVED, that by virtue of the directors executing this written consent, the Merger is hereby approved; and be it

FURTHER RESOLVED, that the officers of the Corporation are, and each of them acting individually is, authorized to (i) make and execute the Certificate of Merger setting forth a copy of these resolutions providing for the merger of Transdel Holdings into the Corporation on the date of adoption hereof, and to cause the same to be filed with the Delaware Secretary of State, (ii) make and execute the Articles of Merger and to cause the same to be filed with the Nevada Secretary of State, and (iii) to do all acts and things, whatsoever, whether within or without the States of Delaware and Nevada, which may be in any way necessary or appropriate to effect the Merger.

FOURTH: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Corporation and Transdel Holdings.

FIFTH: The Merger will be effective upon the filing of the Certificate of Ownership and Merger, and the name of the surviving corporation will be Transdel Pharmaceuticals, Inc., a Delaware corporation.

SIXTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of Transdel Holdings prior to the Merger is 100,000,000 shares at $0.001 par value. Each issued and outstanding share of Transdel Holdings shall be canceled by virtue of the Merger and there will be no change to the authorized capital stock of the Surviving Corporation by virtue of this Merger.

SEVENTH: The executed Agreement of Merger is on file at 4275 Executive Square, Suite 230, La Jolla, California 92037, an the office of the Surviving Corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporations.

[Signature page follows.]

IN WITNESS WHEREOF, said Surviving Corporation has caused this Certificate to be signed by John Lomoro, its duly authorized officer on the 16th day of June, 2011.

TRANSDEL PHARMACEUTICALS, INC.

By: ______________________________
John Lomoro, Principal Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:26 PM 12/09/2011
FILED 05:18 PM 12/09/2011
SRV 111277291 - 4092296 FILE

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

TRANSDEL PHARMACEUTICALS, INC.

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

TRANSDEL PHARMACEUTICALS, INC., a Delaware corporation (the "**Corporation**"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "**DGCL**") does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation at a duly called meeting held on November 18, 2011, at which a quorum was present and acted throughout, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**"), there is hereby established a series of the Corporation's authorized Preferred Stock, par value $.001 per share, which series shall be designated as the Series A Convertible Preferred Stock, par value $.001 per share, of the Corporation, with the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"**Affiliate**" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act . With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

"**Alternate Consideration**" shall have the meaning set forth in Section 7(b).

"**Business Day**" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"**Buy-In**" shall have the meaning set forth in Section 6(c)(iii).

"**Closing Sale Price**" means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series A Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

"**Commission**" means the Securities and Exchange Commission.

"**Common Stock**" means the Corporation's Common Stock, par value $.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"**Conversion Date**" shall have the meaning set forth in Section 6(a).

"**Conversion Price**" shall mean $0.001667, as adjusted pursuant to paragraph 7 hereof.

"**Conversion Ratio**" shall have the meaning set forth in Section 6(b).

"**Conversion Shares**" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

"**Daily Failure Amount**" means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

"**DGCL**" shall mean the Delaware General Corporation Law.

"**Distributions**" shall have the meaning set forth in Section 5(a).

"**DWAC Delivery**" shall have the meaning set forth in Section 6(a).

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"**Fundamental Transaction**" shall have the meaning set forth in Section 7(b).

"**Holder**" means any holder of Series A Preferred Stock.

"**Junior Securities**" shall have the meaning set forth in Section 5(a).

"**Notice of Conversion**" shall have the meaning set forth in Section 6(a).

"**Parity Securities**" shall have the meaning set forth in Section 5(a).

"**Person**" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"**Senior Securities**" shall have the meaning set forth in Section 5(a).

"**Series A Preferred Stock Register**" shall have the meaning set forth in Section 2(b).

"**Share Delivery Date**" shall have the meaning set forth in Section 6(c).

"**Stated Value**" shall mean $10,000.

"**Trading Day**" means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate shall be designated as the Corporation's "Series A Convertible Preferred Stock" (the "**Series A Preferred Stock**") and the number of shares so designated shall be 10. Each share of Series A Preferred Stock shall have a par value of $.001 per share.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the "**Series A Preferred Stock Register**"), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause the Corporation's transfer agent to register, the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The

provisions of this Certificate are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The "**Series A Original Issue Price**" shall mean $10,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

Section 4. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation; (b) increase the number of authorized shares of Series A Preferred Stock; (c) amend, alter or repeal any provision of the Certificate of Incorporation (as amended) or Bylaws of the Corporation; (d) authorize or issue, or obligate itself to issue, whether by merger, consolidation or otherwise, any equity security (other than Series A Preferred Stock), including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation, redemption or otherwise; (e) authorize or issue, or obligated itself to issue, any Common Stock,

including any security convertible into or exercisable for Common Stock, at a conversion price, exercise price or exchange rate or other purchase price that is lower than the Closing Sale Price of the Common Stock on the date of such issuance; (f) effect any reclassification or recapitalization of the outstanding capital stock of the Corporation; (g) effect any Fundamental Transaction; (h) enter into any material related party transactions; (i) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (A) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (B) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (C) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; (j) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $100,000 other than equipment leases or bank lines of credit; (k) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; (l) increase or decrease the authorized number of directors constituting the Board of Directors; or (m) enter into any agreement with respect to any of the foregoing.

Section 5. Rank; Liquidation.

(a) The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock ("**Junior Securities**"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("**Parity Securities**"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock ("**Senior Securities**"), in each case, as to dividends, distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as "**Distributions**").

(b) Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "**Liquidation Event**"), each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to $10,000 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities. If, upon any such

Liquidation Event, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series A Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series A Preferred Stock and Parity Securities.

(c) After payment to the holders of shares of the Series A Preferred Stock of the amount required under Section 5(b) and subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, the remaining assets or surplus funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event and the Common Stock, with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the date of the issuance thereof, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as **Annex A** (a "**Notice of Conversion**"), duly completed and executed. Provided the Corporation's transfer agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder's election, whether the applicable Conversion Shares shall be credited to the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system (a "**DWAC Delivery**"). The "**Conversion Date**", or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile to, and received during regular business hours by, the Corporation; provided that the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original stock certificates representing the shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(b) Conversion Ratio. The "**Conversion Ratio**" for each share of Series A Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

(c) Mechanics of Conversion.

(i) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly

endorsed, and the accompanying Notice of Conversion (the "**Share Delivery Date**"), the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock (which certificate or certificates shall not have any legends on it) or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Holder's prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(ii) Obligation Absolute. Subject to Section 6(c) hereof and subject to Holder's right to rescind a Conversion Notice pursuant to Section 6(c)(i) above, the Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(c) hereof and subject to a Holder's right to rescind a Conversion Notice pursuant to Section 6(c)(i) above, in the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6(c) hereof and subject to a Holder's right to rescind a Conversion Notice pursuant to Section 6(c)(i) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(c)(i) on or prior to the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by such

Holder to the Corporation), then, unless the Holder has rescinded the applicable Conversion Notice pursuant to Section 6(c)(i) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Holder an amount payable, at the Corporation's option, either (a) in cash or (b) in shares of Common Stock that are valued for these purposes at the Closing Sale Price on the date of such calculation, in each case equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such fifth (5th) Trading Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation's failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iii) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(c)(i) (other than a failure caused by incorrect or incomplete information provided by such Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "**Buy-In**"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder's total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with

respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i).

(iv) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(vi) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder's rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of shares of Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "**Fundamental Transaction**"), then, upon any subsequent conversion of this Series A Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "**Alternate Consideration**"). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same

terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(d) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such

notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 601-C East Palomar Street, Chula Vista, CA 91911, or such facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and

if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e) Next Business or Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day or a Trading Day, such payment shall be made on the next succeeding Business Day or Trading Day, as the case may be.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 9th day of December 2011.

TRANSDEL PHARMACEUTICALS, INC.

By: /s/ Terry Nida
Name: Terry Nida
Title: Principal Executive Officer, Principal Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, represented by stock certificate No(s). ______________ (the "Preferred Stock Certificates"), into shares of common stock, par value $0.001 per share (the "Common Stock"), of Transdel Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the "Certificate of Designation") filed by the Corporation on ______________, 2011.

Conversion calculations:

Date to Effect Conversion: ______________
Number of shares of Series A Preferred Stock owned prior to Conversion: ______________
Number of shares of Series A Preferred Stock to be Converted: ______________
Number of shares of Common Stock to be Issued: ______________

Address for delivery of physical certificates: ______________________________

Or for DWAC Delivery:

DWAC Instructions:
Broker no: ______________
Account no.: ______________

[HOLDER]

By: ______________________________
Name:
Title:
Date:

sd-572302

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:25 PM 02/13/2012
FILED 12:25 PM 02/13/2012
SRV 120159405 - 4092296 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF TRANSDEL PHARMACEUTICALS, INC.

The undersigned, Mark L. Baum, Esq., hereby certifies that:

1. He is the Secretary of TRANSDEL PHARMACEUTICALS, INC., a Delaware corporation (the "Corporation").

2. The Corporation was originally incorporated under the name Bywater Resources Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 11, 2006. The Corporation filed with the Delaware Secretary of State a Restated Certificate of Incorporation on September 11, 2007, a Certificate of Ownership on June 20, 2011 and a Certificate of Designation on December 9, 2011.

3. Article First of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

"The name of this Corporation is Imprimis Pharmaceuticals, Inc."

4. Article Fourth, Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

"The total number of shares of stock that the Corporation shall have authority to issue is Four Hundred Million (400,000,000). The Classes and aggregate number of share of each class which the Corporation shall have authority to issue are as follows:

1. Three Hundred Ninety-Five Million (395,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

2. Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"); and"

5. Article Fourth, Paragraph C of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

"Upon the effectiveness of this Certificate of Amendment of the Restated Certificate of Incorporation, each outstanding eight shares of Common Stock of the Corporation shall be combined and converted into one (1) share of Common Stock. No shareholder holding at least 100 shares prior to the reverse stock split shall hold less than 100 common shares following the reverse stock split. No fractional shares shall be recorded in the stock ledger of the Corporation as a result of the stock split provided for above. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the fair market value of the Common Stock as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware as determined by this Corporation's Board of Directors."

6. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

7. ***This Certificate of Amendment shall become effective on February 28, 2012.***

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on this 25th day of January, 2012.

Mark L. Baum, Esq.
Secretary and Chairman of the Board of Directors

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:16 AM 02/07/2013
FILED 10:16 AM 02/07/2013
SRV 130141058 - 4092296 FILE

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IMPRIMIS PHARMACEUTICALS, INC.

The undersigned, Mark L. Baum, Esq., hereby certifies that:

1. He is the Chief Executive Officer and Secretary of IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (the "Corporation").

2. The Corporation was originally incorporated under the name Bywater Resources Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 11, 2006. The Corporation changed its name to Imprimis Pharmaceuticals, Inc. pursuant to a Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on February 13, 2012 and effective on February 28, 2012. The Corporation filed with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation on September 11, 2007, a Certificate of Ownership on June 20, 2011, a Certificate of Designation on December 9, 2011 and a Certificate of Amendment on February 13, 2012 (which became effective on February 28, 2012).

3. Article Fourth, Paragraph C of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

> "Upon the effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, each outstanding five (5) shares of Common Stock of the Corporation shall be combined and converted into one (1) share of Common Stock. No fractional shares shall be recorded in the stock ledger of the Corporation as a result of the stock split provided for above. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the fair market value of the Common Stock as of the date this Certificate of Amendment becomes effective as determined by this Corporation's Board of Directors."

4. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5. The effective time of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation and the amendment effected hereby shall be 5:02 PM EST on February 7th, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on this 7th day of February, 2013.

Mark L. Baum, Esq.
Chief Executive Officer, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:58 AM 09/10/2014
FILED 08:54 AM 09/10/2014
SRV 141160688 - 4092296 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMPRIMIS PHARMACEUTICALS, INC.

IMPRIMIS PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Imprimis Pharmaceuticals, Inc. The Corporation was originally incorporated under the name of Bywater Resources Inc. and changed its name to Imprimis Pharmaceuticals, Inc. pursuant to a Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on February 13, 2012 and effective on February 28, 2012.

2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 11, 2006.

3. The Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, and that said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation amends and restates and replaces in its entirety the Corporation's Certificate of Incorporation as in effect immediately prior to the filing of this Amended and Restated Certificate of Incorporation.

4. The text of the Corporation's Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on this 10th day of September, 2014.

IMPRIMIS PHARMACEUTICALS, INC.

By: ______________________
Name: Mark L. Baum
Title: Chief Executive Officer

EXHIBIT A

FIRST: The name of this Corporation is Imprimis Pharmaceuticals, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. The total number of shares of stock that the Corporation shall have authority to issue is Ninety Five Million (95,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Ninety Million (90,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

2. Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"); and

B. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in

such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors' duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:24 PM 07/10/2018
FILED 01:24 PM 07/10/2018
SR 20185583886 - File Number 4092296

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IMPRIMIS PHARMACEUTICALS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Imprimis Pharmaceuticals, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

FOURTH:

A. The total number of shares of stock that the Corporation shall have authority to issue is Fifty Five Million (55,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

2. Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock).

B. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of

the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of July, 2018.

By: ______________________
Authorized Officer

Title: Chief Financial Officer

Name: Andrew R. Boll

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMPRIMIS PHARMACEUTICALS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DCGL") does hereby certify:

FIRST: That at a meeting of the Board of Directors of Imprimis Pharmaceuticals, Inc. resolutions were duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and pursuant to the aforementioned section of the DGCL that no meeting or vote of the stockholders shall be required to adopt an amendment to the Amended and Restated Certificate of Incorporation that effects only a change to the name of a corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST: The name of this Corporation is Harrow Health, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of December, 2018.

By: [signature]
Authorized Officer

Title: Chief Financial Officer

Name: Andrew R. Boll

3143939.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:07 PM 12/27/2018
FILED 02:07 PM 12/27/2018
SR 20188383099 - File Number 4092296

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:00 AM 05/05/2021
FILED 11:00 AM 05/05/2021
SR 20211600482 - File Number 4092296

CERTIFICATE OF DESIGNATION

OF

SERIES B CUMULATIVE PREFERRED STOCK

OF

HARROW HEALTH, INC.

Pursuant to the General Corporation Law of the State of Delaware

Harrow Health, Inc., a Delaware corporation (the "Corporation"), hereby certifies, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated or otherwise modified from time to time, the "Certificate of Incorporation"), the Board has duly adopted the following resolutions.

RESOLVED, that, pursuant to Article IV of the Certificate of Incorporation (which authorizes a total of 5,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock")), and the authority vested in the Board pursuant to Article IV of the Certificate of Incorporation, a series of Preferred Stock to be known as the "Series B Cumulative Preferred Stock" be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Incorporation and this Certificate of Designation (as amended, restated or otherwise modified from time to time, this "Certificate of Designation") as set forth on Exhibit A hereto.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Financial Officer this 5th day of May, 2021.

By: /s/ Andrew R. Boll
Name: Andrew R. Boll
Title: Chief Financial Officer

EXHIBIT A
TO
CERTIFICATE OF DESIGNATION
OF
SERIES B CUMULATIVE PREFERRED STOCK
OF
HARROW HEALTH, INC.

Section 1. Designation and Number. The designation of the series of preferred stock shall be Series B Cumulative Preferred Stock (hereinafter referred to as the "Series B Preferred Stock"). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock. The number of authorized shares of Series B Preferred Stock shall be 440,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the Delaware General Corporation Law stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series B Preferred Stock.

Section 2. Rank. The Series B Preferred Stock will, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank (1) senior to all classes or series of our common stock and to all other equity securities issued by us expressly designated as ranking junior to the Series B Preferred Stock, (2) on parity with any future class or series of our equity securities expressly designated as ranking on parity with the Series B Preferred Stock; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing or future subsidiaries.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock as to dividend rights, the holders of shares of the Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.50% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock; provided; however; that for each thirty (30) day period following the Original Issue Date (as defined below), the dividend rate shall be increased in increments of fifty (50) basis points, and effective September 30, 2021, the dividend rate shall be set at 12%, and for each thirty (30) day period thereafter, the dividend rate shall be increased in increments of one hundred (100) basis points except as otherwise limited by applicable law. Such dividends shall accrue and be cumulative from and including the first date on which any shares of Series B Preferred Stock are issued (the "Original Issue Date"), or, if later, the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining stockholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on or about July 15, 2021; provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation's option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series B Preferred Stock for any period greater or less than a full Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each holder of an outstanding share of Series B Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to

each other share of Series B Preferred Stock that is outstanding on such date. "Dividend Record Date" shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 or fewer than 10 days prior to the applicable Dividend Payment Date. "Dividend Payment Date" shall mean the 15th calendar day of each January, April, July and October commencing on July 15, 2021. "Dividend Period" shall mean the respective periods commencing on the 15th day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on but exclude July 15, 2021, and other than the Dividend Period during which any shares of Series B Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series B Preferred Stock being redeemed).

The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.

(c) Except as provided in Section 3(d) or 3(f) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series B Preferred Stock for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon the Corporation's liquidation, dissolution or winding up, on parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation, unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

(d) Except as provided in Section 3(f) below, when dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock (which, for the avoidance of doubt, shall not include the redemption or repurchase of shares of any such class or series) shall be declared *pro rata* so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series B Preferred Stock will accrue as of the Dividend Payment Date on which they first become payable.

(f) Notwithstanding the provisions of this Section 3 or Sections 5 or 6 and regardless of whether dividends are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series B Preferred Stock or the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series B Preferred Stock for any or all Dividend Periods, the Corporation shall not be prohibited or limited from (i) paying dividends on any shares of stock of the Corporation in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and the distribution

of assets upon the Corporation's liquidation, dissolution and winding up, (ii) converting or exchanging any shares of stock of the Corporation for shares of any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation's liquidation, dissolution and winding up, or (iii) purchasing or acquiring shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series B Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon the Corporation's liquidation, dissolution or winding up, on parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, merger or conversion of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the Delaware General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series B Preferred Stock shall not be added to the Corporation's total liabilities.

Section 5. Redemption.

(a) The Corporation, at its option, upon notice in accordance with Section 5(c), may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(d), all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the "Redemption Right"). If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed pursuant to this Section 5(a), the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given (in the case of a redemption of the Series B Preferred Stock), (ii) the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, and

(iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series B Preferred Stock and any class or series of parity Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Corporation's right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(b) Except as provided in Section 3(f) above, unless full cumulative dividends on the Series B Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series B Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series B Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series B Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series B Preferred Stock, or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series B Preferred Stock, by the Corporation pursuant to the provisions of Article IV of the Charter or Sections 5 and 9 of this Certificate of Designation or any comparable provision of the Charter relating to any class or series of capital stock hereinafter classified and designated, or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(c) Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series B Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series B Preferred Stock. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

(d) If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series B Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Stock for which a notice of redemption has been given.

(e) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 6. Voting Rights. Holders of the Series B Preferred Stock shall not have any voting rights.

Section 7. No Conversion Rights. The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided herein.

Section 8. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 9. No Maturity or Sinking Fund. The Series B Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series B Preferred Stock.

Section 10. Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and this Certificate of Designation.

Section 11. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 13. No Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

* * * * * *

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HARROW HEALTH, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DCGL") does hereby certify:

FIRST: That at a meeting of the Board of Directors of Harrow Health, Inc. resolutions were duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and pursuant to the aforementioned section of the DGCL that no meeting or vote of the stockholders shall be required to adopt an amendment to the Amended and Restated Certificate of Incorporation that effects only a change to the name of a corporation. The resolution setting forth the proposed amendment is as follows:

> **RESOLVED**, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:
>
> FIRST: The name of this Corporation is Harrow, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the effective time of this certificate and the amendment effected hereby shall be 12:00 AM, Eastern Time, on September 29, 2023.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of September, 2023.

Harrow Health, Inc.

By: _[signature]_
Andrew R. Boll
Chief Financial Officer